Exhibit 35.3

GCO EDUCATION LOAN FUNDING TRUST-I

OFFICER’S CERTIFICATE OF THE SUBSERVICER

GCO Education Loan Funding Corp.	Standard & Poor’s Rating Service, a division
6312 South Fiddler’s Green Circle, Suite 400N	of McGraw-Hill Companies, Inc.
Greenwood Village, CO 80111	55 Water Street
Attention: Ronald W. Page	New York, NY 10041
Attention: Asset-Backed Surveillance Group

Zions First National Bank
717 17th Street, Suite 301	Fitch, Inc.
Denver, CO 80202	One State Street Plaza
Attention: Corporate Trust Department	New York, NY 10004
Attention: ABS Surveillance

GCO Education Loan Funding Trust-I
c/o Wilmington Trust Company	Moody’s Investors Service, Inc.
Rodney Square North, 1100 North Market Street	99 Church Street, 4th Floor
Wilmington, DE 19890-0001	New York, NY 10007
Attention: Corporate Trust Administration	Attention: Structured Finance Group

Pursuant to Section 12.01 of the Indenture of Trust by and among GCO Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of Chase Student Loan Servicing, LLC, formerly known as CFS-SunTech Servicing LLC (“the Subservicer”) during the calendar year ended December 31, 2007 and of its performance under the Loan Servicing Agreement, dated as of September 1, 2006, between the Subservicer and GCO Education Loan Funding Corp., as Servicer (the “Subservicing Agreement”) has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

CHASE STUDENT LOAN SERVICING, LLC,
as Subservicer

Dated as of: December 31, 2007	By:	/s/ Rebecca C. Mitchell
	Name:	Rebecca C. Mitchell
	Title:	Manager, Lender Relations